                                                                                                                EXHIBIT 12
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                               PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
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                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                               12 Months
                                                                                                                 Ended
                                                              YEARS ENDED DECEMBER 31,                          March 31,
                                      -------------  ------------  -------------  ------------   ------------  -----------
                                          1995          1996           1997          1998           1999          2000
                                      -------------  ------------  -------------  ------------   ------------  -----------
Earnings as Defined in Regulation
  S-K (A):

Income from Continuing Operations (B)         $627          $588           $560          $644          $723          $805
Income Taxes (C)                               348           297            284           428           563           603
Fixed Charges                                  549           527            543           577           615           644
                                      -------------  ------------  -------------  ------------   -----------   -----------
Earnings                                    $1,524        $1,412         $1,387        $1,649        $1,901        $2,052
                                      =============  ============  =============  ============   ===========   ===========

Fixed Charges as Defined in Regulation
  S-K (D):

Total Interest Expense (E)                    $464          $453           $470          $481          $506          $535
Interest Factor in Rentals                      12            12             11            11            10            11
Subsidiaries' Preferred Securities
    Dividend Requirements                       16            28             44            71            85            86
Preferred Stock Dividends                       34            22             12             9             9             8
Adjustment to Preferred Stock
    Dividends to state on a pre-income
    tax basis                                   23            12              6             5             5             4
                                      -------------  ------------  -------------  ------------   -----------   -----------
Total Fixed Charges                           $549          $527           $543          $577          $615          $644
                                      =============  ============  =============  ============   ===========   ===========

Ratio of Earnings to Fixed Charges            2.78          2.68           2.55          2.86          3.09          3.19
                                      =============  ============  =============  ============   ===========   ===========


(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
     (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pretax income.

(B)  Excludes income from discontinued operations and extraordinary item.

(C) Includes State income taxes and Federal income taxes for other income and excludes taxes applicable to extraordinary item.

(D) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries and preferred stock dividends, increased to reflect the pretax earnings requirements for Public Service Enterprise Group Incorporated.

(E)  Excludes interest expense from discontinued operations.